Exhibit-5


May 23, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

RE:  Humana Inc. - 1996 Stock Incentive Plan for
Employees ("Plan")
     Form S-8 Registration Statement

Ladies/Gentlemen:

I am Vice President and Associate General Counsel for
Humana Inc., a Delaware corporation (the "Company"), and have been involved with the preparation of a Registration Statement on Form S-8 ("Registration
Statement") under the Securities Act of 1933, as amended, covering an aggregate of 6,250,000 shares of the common stock, par value $.16 2/3 per share (the
"Shares") and the related stock purchase rights (the
"Rights") to be issued in connection with the Company's
1996 Stock Incentive Plan for Employees ("Plan").

I have examined and am familiar with the Restated
Certificate of Incorporation and Bylaws of the Company and the various corporate records and proceedings related to the organization of the Company and the proposed issuance of Shares. I have also examined such other documents as I have considered necessary for the purpose of this opinion.

Based on the foregoing, it is my opinion that the Shares and Rights have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,




Walter E. Neely
Vice President & Associate General Counsel

WEN/jgw